Exhibit 99.1

For Immediate Release	Contact: Tim McIntyre, Executive Vice President, Communication, Investor Relations and Legislative Affairs (734) 930-3563

Domino’s Pizza® Announces First Quarter 2017 Financial Results

Domestic same store sales growth of 10.2%

International same store sales growth of 4.3%

Global net store growth of 189

Global retail sales growth of 13.2%

Diluted EPS of $1.26, an increase of 41.6% over the prior year quarter

ANN ARBOR, Michigan, April 27, 2017: Domino’s Pizza, Inc. (NYSE: DPZ), the recognized world leader in pizza delivery, today announced results for the first quarter of 2017, comprised of strong growth in same store sales, global store counts and earnings per share. Domestic same store sales grew 10.2% during the quarter versus the year-ago period, which represents the 24th consecutive quarter of positive sales momentum in the Company’s domestic business. The international division also posted strong results, with same store sales growth of 4.3% during the quarter, marking the 93rd consecutive quarter of positive international same store sales growth. The Company had global net store growth of 189 stores in the quarter, comprised of 28 net new domestic stores and 161 net new stores internationally. The Company has added 1,308 net new stores over the trailing four quarters.

Diluted EPS was $1.26 for the first quarter, which was up 41.6% over the Company’s diluted EPS in the prior year quarter. This increase resulted from outstanding operational results as well as the adoption of a new accounting standard.

During the quarter, the Company repurchased 80,360 shares of its common stock for approximately $12.7 million. The Company’s Board of Directors also declared a 46-cent per share quarterly dividend for shareholders of record as of June 15, 2017, to be paid on June 30, 2017.

“It was a great start to 2017, as momentum continued with solid growth in our international business, and our third consecutive quarter of double-digit same store sales growth in the U.S.,” said J. Patrick Doyle, Domino’s President and Chief Executive Officer. “The ultimate measure of customer satisfaction is more customers choosing to do business with you. The growth we are experiencing – both in store counts and customer visits – is a reflection of great commitment and execution by our franchisees and team members.”

First Quarter Highlights:

(dollars in millions, except per share data)	First Quarter of 2017	First Quarter of 2016
Net income	$62.5	$45.5
Weighted average diluted shares	49,706,023	51,230,604

Diluted earnings per share*	$1.26	$0.89

*In the first quarter of 2017, the Company adopted Accounting Standards Update No. 2016-09, Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, (ASU 2016-09), which required the Company to record excess tax benefits from equity-based compensation as a reduction of the provision for income taxes in the income statement, whereas they were previously recognized in equity. See the “Adoption of New Accounting Guidance” section below for additional information.

•	Revenues were up 15.8% for the first quarter versus the prior year period, due primarily to higher supply chain revenues from increased volumes and store growth. Increased domestic franchise and Company-owned store revenues and higher international revenues resulting from both same store sales and store count growth also contributed to this increase.

•	Net Income increased 37.4% for the first quarter versus the prior year period, primarily driven by an increase in same store sales growth and store count as well as higher supply chain volumes and lower food costs. The adoption of the new equity-based compensation accounting standard also positively impacted net income. These increases were partially offset by higher general and administrative expenses from investments in technological initiatives as well as the negative impact of foreign currency exchange rates.

•	Diluted EPS was $1.26 for the first quarter versus 89 cents in the prior year quarter. This represents a 37-cent or 41.6% increase over the prior year quarter. This increase was driven by the increase in net income, as well as lower diluted share count, primarily as a result of the share repurchases made during the trailing four quarters.

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Domino’s Pizza: Q1 2017 Earnings Release, Page Two

The table below outlines certain statistical measures utilized by the Company to analyze its performance. Refer to the Comments on Regulation G section on page three for additional details.

	First Quarter of 2017	First Quarter of 2016
Same store sales growth: (versus prior year period)
Domestic Company-owned stores	+14.1%	+4.0%
Domestic franchise stores	+9.8%	+6.6%

Domestic stores	+10.2%	+6.4%

International stores (excluding foreign currency impact)	+4.3%	+7.9%

Global retail sales growth: (versus prior year period)
Domestic stores	+13.4%	+7.9%
International stores	+13.0%	+6.7%

Total	+13.2%	+7.3%

Global retail sales growth: (versus prior year period, excluding foreign currency impact)
Domestic stores	+13.4%	+7.9%
International stores	+17.0%	+15.4%

Total	+15.2%	+11.7%

	Domestic Company- owned Stores	Domestic Franchise Stores	Total Domestic Stores	International Stores	Total
Store counts:
Store count at January 1, 2017	392	4,979	5,371	8,440	13,811
Openings	2	27	29	175	204
Closings	—	(1)	(1)	(14)	(15)
Transfers	1	(1)	—	—	—

Store count at March 26, 2017	395	5,004	5,399	8,601	14,000

First quarter 2017 net change	3	25	28	161	189

Trailing four quarters net change	10	173	183	1,125	1,308

Adoption of New Accounting Guidance

The Company adopted ASU 2016-09 in the first quarter of 2017. This standard addresses the accounting for income taxes and forfeitures and the cash flow presentation of share-based compensation. The adoption resulted in a $6.5 million decrease in our first quarter 2017 provision for income taxes, or a 7.2 percentage point decrease in our first quarter 2017 effective tax rate, due to the recognition of excess tax benefits for options exercised and the vesting of equity awards in the first quarter of 2017. This item positively impacted our diluted EPS by approximately 13 cents in the first quarter of 2017. Refer to the Company’s Form 10-Q for the quarter ended March 26, 2017 for additional detailed information regarding the impact of the adoption of ASU 2016-09.

Conference Call Information

The Company will file its quarterly report on Form 10-Q this morning. As previously announced, Domino’s Pizza, Inc. will hold a conference call today at 10 a.m. (Eastern) to review its first quarter 2017 financial results. The call can be accessed by dialing (888) 400-9978 (U.S./Canada) or (706) 634-4947 (International). Ask for the Domino’s Pizza conference call. The call will also be webcast at biz.dominos.com. The webcast will also be archived for one year on biz.dominos.com.

Share Repurchases

During the first quarter of 2017, the Company repurchased and retired 80,360 shares of its common stock under its open market share repurchase program for approximately $12.7 million, or an average price of $158.30 per share. As of March 26, 2017, the end of the first quarter, the Company had a total remaining authorized amount for share repurchases of $136.4 million.

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Domino’s Pizza: Q1 2017 Earnings Release, Page Three

Liquidity

As of March 26, 2017, the Company had approximately:

•	$52.1 million of unrestricted cash and cash equivalents;

•	$2.18 billion in total debt; and

•	$80.7 million of available borrowings under its $125.0 million variable funding notes, net of letters of credit issued of $44.3 million. The Company has collateralized $44.0 million of these letters of credit with restricted cash, and has the ability to access this cash with minimal notice.

The Company invested $12.4 million in capital expenditures during the first quarter of 2017, versus $10.5 million in the first quarter of 2016. Free cash flow, as reconciled below to cash flows from operations as determined under generally accepted accounting principles (GAAP), was approximately $73.2 million in the first quarter of 2017.

(in thousands)	First Quarter of 2017
Net cash provided by operating activities	$85,693
Capital expenditures	(12,444)

Free cash flow	$73,249

Comments on Regulation G

In addition to the GAAP financial measures set forth in this press release, the Company has included non-GAAP financial measures within the meaning of Regulation G. The Company has also included metrics such as global retail sales growth and same store sales growth, which are commonly used statistical measures in the quick-service restaurant industry that are important to understanding Company performance.

The Company uses “Global retail sales” to refer to total worldwide retail sales at Company-owned and franchise stores. The Company believes global retail sales information is useful in analyzing revenues because franchisees pay royalties that are based on a percentage of franchise retail sales. The Company reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza® brand. In addition, supply chain revenues are directly impacted by changes in franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues.

The Company uses “Same store sales growth,” which is calculated by including only sales from stores that also had sales in the comparable period of the prior year. International same store sales growth is calculated similarly to domestic same store sales growth. Changes in international same store sales are reported excluding foreign currency impacts, which reflect changes in international local currency sales.

The Company uses “Free cash flow,” which is calculated as cash flows from operations less capital expenditures, both as reported under GAAP. The Company believes that the free cash flow measure is important to investors and other interested persons, and that such persons benefit from having a measure which communicates how much cash flow is available for working capital needs or to be used for repurchasing debt, making acquisitions, repurchasing common stock, paying dividends or other similar uses of cash.

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Domino’s Pizza: Q1 2017 Earnings Release, Page Four

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery, with a significant business in carryout pizza. It ranks among the world’s top public restaurant brands with a global enterprise of 14,000 stores in over 85 international markets. Domino’s had global retail sales of nearly $10.9 billion in 2016, with more than $5.3 billion in the U.S. and more than $5.5 billion internationally. In the first quarter of 2017, Domino’s had global retail sales of nearly $2.7 billion, with over $1.3 billion in the U.S. and nearly $1.4 billion internationally. Its system is comprised of independent franchise owners who accounted for over 97% of Domino’s stores as of the first quarter of 2017. Emphasis on technology innovation helped Domino’s reach an estimated $5.6 billion in global digital sales in 2016, and has produced several innovative ordering platforms, including Google Home, Facebook Messenger, Apple Watch, Amazon Echo, Twitter and text message using a pizza emoji. In late 2015, Domino’s announced the design and launch of the DXP®, a purpose-built pizza delivery vehicle, as well as Piece of the Pie Rewards™, its first digital customer loyalty program.

Order – dominos.com

AnyWare Ordering – anyware.dominos.com

Company Info – biz.dominos.com

Twitter – twitter.com/dominos

Facebook – facebook.com/dominos

Instagram – instagram.com/dominos

YouTube – youtube.com/dominos

Please visit our Investor Relations website at biz.dominos.com to view a schedule of upcoming earnings releases, significant announcements and conference webcasts.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that concern our strategy, plans or intentions. These forward-looking statements relating to our anticipated profitability, estimates in same store sales growth, the growth of our international business, ability to service our indebtedness, our future cash flows, our operating performance, trends in our business and other descriptions of future events reflect the Company’s expectations based upon currently available information and data. However, actual results are subject to future risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause actual results to differ materially include: the level of our long-term and other indebtedness; uncertainties relating to litigation; consumer preferences, spending patterns and demographic trends; the effectiveness of our advertising, operations and promotional initiatives; the strength of our brand in the markets in which we compete; our ability to retain key personnel; new product, digital ordering and concept developments by us, and other food-industry competitors; the ongoing level of profitability of our franchisees; our ability and that of our franchisees to open new restaurants and keep existing restaurants in operation; changes in operating expenses resulting from changes in prices of food (particularly cheese), labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns may have on our business and the economy of the countries where we operate; severe weather conditions and natural disasters; changes in our effective tax rate; changes in foreign currency exchange rates; changes in government legislation and regulations; adequacy of our insurance coverage; costs related to future financings; our ability and that of our franchisees to successfully operate in the current credit environment; changes in the level of consumer spending given the general economic conditions including interest rates, energy prices and consumer confidence; availability of borrowings under our variable funding notes and our letters of credit; and changes in accounting policies. Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our annual report on Form 10-K. These forward-looking statements speak only as of the date of this press release, and you should not rely on such statements as representing the views of the Company as of any subsequent date. Except as required by applicable securities laws, we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES TO FOLLOW

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Domino’s Pizza: Q1 2017 Earnings Release, Page Five

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Quarter Ended
	March 26, 2017	% of Total Revenues	March 27, 2016	% of Total Revenues
(In thousands, except per share data)
Revenues:
Domestic Company-owned stores	$113,545		$96,443
Domestic franchise	79,901		68,151
Supply chain	388,553		335,695
International franchise	42,218		38,886

Total revenues	624,217	100.0%	539,175	100.0%

Cost of sales:
Domestic Company-owned stores	87,184		72,755
Supply chain	343,217		299,204

Total cost of sales	430,401	69.0%	371,959	69.0%

Operating margin	193,816	31.0%	167,216	31.0%
General and administrative	77,782	12.4%	68,504	12.7%

Income from operations	116,034	18.6%	98,712	18.3%
Interest expense, net	(25,520)	(4.1)%	(25,870)	(4.8)%

Income before provision for income taxes	90,514	14.5%	72,842	13.5%
Provision for income taxes	28,045	4.5%	27,391	5.1%

Net income	$62,469	10.0%	$45,451	8.4%

Earnings per share:
Common stock – diluted	$1.26		$0.89
Dividends declared per share	$0.46		$0.38

Domino’s Pizza: Q1 2017 Earnings Release, Page Six

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	March 26, 2017	January 1, 2017
(In thousands)
Assets
Current assets:
Cash and cash equivalents	$52,094	$42,815
Restricted cash and cash equivalents	165,666	126,496
Accounts receivable	150,931	150,369
Inventories	38,326	40,181
Advertising fund assets, restricted	105,078	118,377
Prepaid expenses and other	16,541	17,635

Total current assets	528,636	495,873
Property, plant and equipment, net	137,824	138,534
Other assets	76,002	81,888

Total assets	$742,462	$716,295

Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$300	$38,887
Accounts payable	110,245	111,510
Dividends payable	22,485	619
Advertising fund liabilities	105,078	118,377
Other accrued liabilities	131,332	134,305

Total current liabilities	369,440	403,698
Long-term liabilities:
Long-term debt, less current portion	2,179,258	2,148,990
Other accrued liabilities	47,455	46,750

Total long-term liabilities	2,226,713	2,195,740
Total stockholders’ deficit	(1,853,691)	(1,883,143)

Total liabilities and stockholders’ deficit	$742,462	$716,295

Domino’s Pizza: Q1 2017 Earnings Release, Page Seven

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Fiscal Quarter Ended
	March 26, 2017	March 27, 2016
(In thousands)
Cash flows from operating activities:
Net income	$62,469	$45,451
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,498	8,221
Losses on sale/disposal of assets	182	86
Amortization of debt issuance costs	1,400	1,660
Provision for deferred income taxes	6,232	4,397
Non-cash compensation expense	5,220	4,898
Other	(52)	135
Excess tax benefits from equity-based compensation	(6,498)	(31,896)
Changes in operating assets and liabilities	7,242	(15,804)

Net cash provided by operating activities	85,693	17,148
Cash flows from investing activities:
Capital expenditures	(12,444)	(10,486)
Proceeds from sale of assets	779	1,742
Changes in restricted cash	(39,170)	26,817
Other	544	(587)

Net cash provided by (used in) investing activities	(50,291)	17,486
Cash flows from financing activities:
Repayments of long-term debt and capital lease obligations	(9,718)	(27,459)
Proceeds from exercise of stock options	1,433	9,182
Excess tax benefits from equity-based compensation	—	31,896
Purchases of common stock	(12,721)	—
Tax payments for restricted stock upon vesting	(4,896)	(3,036)
Payments of common stock dividends and equivalents	(253)	(164)

Net cash provided by (used in) financing activities	(26,155)	10,419

Effect of exchange rate changes on cash and cash equivalents	32	(250)

Change in cash and cash equivalents	9,279	44,803
Cash and cash equivalents, at beginning of period	42,815	133,449

Cash and cash equivalents, at end of period	$52,094	$178,252

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